Exhibit 4.12

NOTICE OF RESTRICTED SHARE AWARD

EBANG INTERNATIONAL HOLDINGS INC.

2021 SHARE INCENTIVE PLAN

Unless otherwise defined herein, the terms defined in the Ebang International Holdings Inc. (the “Company”) 2021 Share Incentive Plan (the “Plan”) shall have the same meanings in this Notice of Restricted Share Award (the “Notice”) and the attached Award Agreement (Restricted Share Award Agreement) (hereinafter “RSA Agreement”). You (“you”) have been granted a Restricted Share Award (an “RSA”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSA Agreement.

Name:

Address:

Number of Shares:

Date of Grant:

Vesting Start Date:

Expiration Date:	The date on which settlement of all RSAs granted hereunder occurs. This RSA expires earlier if your Service terminates prior to the grant’s vesting schedule, as described in the RSA Agreement.

Vesting Schedule:	Subject to the limitations set forth in this Notice, the Plan and the RSA Agreement, 25 % of the total number of shares will vest on each one year anniversary of the Vesting Start Date thereafter so long as your service continues and all the vesting conditions in the RSA Agreement are satisfied.

Additional Terms:	☐ If this box is checked, the additional terms and conditions set forth on Attachment 1 hereto (as executed by the Company) are applicable and are incorporated herein by reference. No document need be attached as Attachment 1 if the box is not checked.

You acknowledge that the vesting of the RSAs pursuant to this Notice is earned only by continuing Service as an Employee, Director or Consultant of the Company. By accepting this RSA, you consent to electronic delivery as set forth in the RSA Agreement.

PARTICIPANT	EBANG INTERNATIONAL HOLDINGS INC.

Signature:	By:

Print Name:	Its:

RESTRICTED SHARE AWARD AGREEMENT

EBANG INTERNATIONAL HOLDINGS INC.

2021 SHARE INCENTIVE PLAN

THIS RESTRICTED SHARE AWARD AGREEMENT (“Agreement”) is made effective as of this [__] day of [______], by and between Ebang International Holdings Inc., a Cayman Island corporation (the “Company”), and [______] (“Participant”).

The Company, pursuant to its 2021 Share Incentive Plan (the “Plan”), hereby grants the following share award to Participant, which award shall have the terms and conditions set forth in this Agreement:

1.	Award

The Company, effective as of the date of this Agreement, hereby grants to Participant a restricted share award of [______] ordinary shares (the “Grant Shares”), par value HK$0.03 per share, of the Company, subject to the terms and conditions set forth herein.

2.	Vesting

Subject to the terms and conditions of this Agreement, the Grant Shares shall vest in Participant with respect to 25% (twenty-five percent) of the Grant Shares, subject to any adjustment provided in this Section 2, on each of the first, second, third and fourth anniversaries of the Vesting Start Date (as set forth on the signature page to this Agreement) or, if any such date is one on which applicable law or any Company policy prohibits employees, directors and shareholders from trading in the Company’s securities, the soonest date on which trading is permitted after such date so that Participant shall be fully vested with respect all of the Grant Shares covered hereby on the fourth anniversary of the Vesting Start Date (or such date following the fourth anniversary of the Vesting Start Date on which trading in Company securities is permitted by Company employees, directors and shareholders). Notwithstanding the foregoing, Participant must (i) be and remain in the service or employ of Company during the period commencing with the date of grant of the Grant Shares and ending with each of the above-described annual vesting dates and (ii) achieve certain performance goals to be set by the Company for each period (the “Performance Goals”) in order to become vested with respect to previously unvested Shares on such dates.

For avoidance of doubt, provided that the Participant is and remains in the service or employ of Company during the period, the amount of Grant Shares to be vested in each year shall be determined by multiplying the 25% of the Grant Shares by that certain percentage of completion of the Performance Goals to be evaluated and determined by the Company’s management. Any unvested portion during such year shall be immediately and irrevocably forfeited pursuant to Section 4 below.

In the event of a Change of Control of Company (as defined in Exhibit A attached hereto), and provided that Participant remains continuously in the service of or employed by the Company or its subsidiary until the effective date of such Change of Control, all unvested Grant Shares under this Agreement shall become immediately vested on the effective date of the Change of Control.

3.	Restriction on Transfer

In addition to any restrictions imposed by the United States securities laws, until the Grant Shares vest pursuant to Section 2 hereof, none of the Grant Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, and no attempt to transfer the Grant Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the Grant Shares.

4.	Forfeiture

If Participant ceases to be an employee of or otherwise providing services to the Company or any majority-owned affiliate of the Company for any reason prior to the vesting of the Grant Shares, or fails to achieve the Performance Goals pursuant to Section 2 hereof, Participant’s rights to the unvested portion of the Grant Shares shall be immediately and irrevocably forfeited.

5.	Issuance and Custody

The Grant Shares subject to this award shall be issued via electronic share transfer (DWAC) to and held in an account at a broker or a custodian designated by the Company, with the restrictions on the Grant Shares duly noted, until such shares shall have vested, in whole or in part, pursuant to Section 2 hereof.

6.	Distributions and Adjustments

(a)	If all or any portion of the Grant Shares vest in favor of Participant subsequent to any change in the number or character of outstanding ordinary shares (through stock dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of ordinary shares or other securities of the Company, issuance of warrants or other rights to purchase ordinary shares or other securities of the Company or other similar corporate transaction or event affecting the Shares such that an adjustment is determined by the compensation committee of the Company’s board of directors to be appropriate in order to prevent dilution or enlargement of the interest represented by the vested shares), Participant shall then receive upon such vesting the number and type of securities or other consideration which he or she would have received if the vested shares had vested prior to the event changing the number or character of outstanding ordinary shares.

(b)	Any additional ordinary shares, any other securities of the Company and any other property (except for cash dividends) distributed with respect to the Grant Shares prior to the date on which the Grant Shares vest shall be subject to the same restrictions, terms and conditions as the Grant Shares. Any cash dividends payable with respect to the Grant Shares shall be distributed to Participant at the same time that cash dividends are distributed to shareholders of the Company generally.

(c)	Any additional ordinary shares, any securities and any other property (except for cash dividends) distributed with respect to the Shares prior to the date on which such Shares vest shall be promptly deposited with the Company’s Secretary or the custodian designated by the Company’s Secretary to be held in custody in accordance with Section 5 hereof.

7.	Miscellaneous

(a)	This Agreement is issued pursuant to the Plan and is subject to its terms. Participant hereby acknowledges receipt of a copy of the Plan. The Plan is also available for inspection during business hours at the principal office of the Company.

(b)	This Agreement shall not confer on Participant any right with respect to continuance of service of or employment by the Company or any of its subsidiaries.

(c)	This award of Shares is governed by and subject to the terms and conditions of the Plan, which contains important provisions of such award and form a part of this Agreement. If there is any conflict between any provision of this Agreement and the Plan, this Agreement will control, unless such provision is not permitted by the Plan, in which case the provision of the Plan will apply. The Participant’s rights and obligations under this Agreement are also governed by and are subject to applicable U.S. and foreign laws.

(d)	This Agreement may be executed via facsimile or email and in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same Agreement.

(e)	This Agreement shall be governed by and construed under the laws of the Cayman Islands, without regard for conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

Vesting Start Date: [________]

EBANG INTERNATIONAL HOLDINGS INC.

By:
Dong Hu
Chief Executive Officer

PARTICIPANT

[________]

Exhibit A

Change of Control.

For purposes of this Agreement and this Exhibit A, a “Change of Control” of the Company shall mean:

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding ordinary share of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (x) a Company-sponsored recapitalization that is approved by the individuals who, as of the date of this Agreement, constitute the Company’s board of directors (the “Incumbent Board”); (y) a capital raise initiated by the Company where a majority of the Incumbent Board remains until the Company’s next annual shareholders’ meeting after the closing date of the raise; and (z) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the equity of the combined concern.

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